UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AOL INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
DENNIS A. MILLER
JAMES A. WARNER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of shareholders of AOL Inc., a Delaware corporation.

On June 5, 2012, Starboard Value issued the following press release:

Glass Lewis & Co. Affirms the Need for Change on AOL Board and Recommends Shareholders Vote on Starboard's GOLD Proxy Card

Says AOL's Recent Actions and Commitments to Shareholders Have Been "Reactive" and the Current Board Has "Co-Opted Ideas Put Forward by Starboard"

Says AOL's Latest Claim that Starboard Intends to Liquidate the Company Is Unsupported, "at Best, Histrionic, and Patently Misrepresentative"

Says AOL's Actions "May Be Indicative of a Retrenched Board Unprepared to Substantially Alter the Status Quo or Consider Alternative Strategies"

Concludes that the "Incumbent Board Would Benefit from a Fresh Perspective"

Starboard Urges All Shareholders to Vote the GOLD Proxy Card to Support the Election of All Three Starboard Nominees -- Dennis A. Miller, Jeffrey C. Smith, and James A. Warner

NEW YORK, June 5, 2012 -- Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of AOL Inc. ("AOL" or the "Company") (AOL), today announced that Glass Lewis & Co., LLC, a leading independent proxy voting advisory firm, has recommended that AOL shareholders vote on Starboard's GOLD proxy card to elect Jeffrey C. Smith to the AOL Board at the 2012 Annual Meeting.

Notably, the threshold required for a shareholder to attain a Glass Lewis recommendation in an election contest is high.  "As a rule, [Glass Lewis is] reticent to recommend the removal of incumbent directors, or in favor of Dissident nominees unless one of the following two things has occurred: "(i) there are serious problems at the company and the newly proposed nominees have a clear and realistic plan to solve these problems; or (ii) the current board has undertaken an action clearly contrary to the interests of shareholders (or failed to undertake an action clearly to the benefit of shareholders)."   By recommending that AOL shareholders vote on the GOLD proxy card, clearly Glass Lewis concluded that change is necessary on the AOL Board and that Starboard's nominees have a realistic plan to address the issues facing the Company.

Starboard urges all AOL shareholders to heed Glass Lewis' and ISS' calls for change on the AOL Board by voting the GOLD proxy card TODAY to elect all three of Starboard's highly qualified nominees, Dennis A. Miller, Jeffrey C. Smith, and James A. Warner at the Annual Meeting.

In reaching its conclusion, Glass Lewis, like ISS, performed a detailed analysis of both sides' positions in the election contest and, in particular, carefully considered, among other things, the Company's total shareholder return, operating performance and business strategy, as well as the strong experience and qualifications of Starboard's nominees.  Glass Lewis concluded that shareholders should vote on the Gold proxy card saying:

"...we believe the incumbent board would benefit from a fresh perspective derived from a process external to AOL's ongoing efforts to add two new board members…"

"In addition, we believe it is worth noting that several of AOL's most recent changes appear sourced directly from Mr. Smith or his firm, lending credence to the notion that the incumbent board members stand to benefit from the perspectives and ideas of a new member whose primary experience lies outside the media industry."

Excerpts from Glass Lewis' Analysis & Recommendation

On AOL's Unsupported and "Misrepresentative" Claims that Starboard Intends to Liquidate the Company:

"We do not consider a rationalized review of AOL's individual content properties, as proposed by the Dissident, tantamount to a break-up proposal, nor have we been able to identify any language in Starboard's filings that even marginally approaches a proposal to "liquidate" AOL…In the absence of supporting documentation, we find these latest statements from the AOL board to be, at best, histrionic, and patently misrepresentative of Starboard's stated plans."

On Determining that AOL's Recent Actions Have Been Highly Reactive to Starboard's Stated Concerns and Suggestions:

"However, as shareholders are compelled to consider what individuals are best suited to provide creative solutions to forthcoming challenges, we believe there is considerable reason to view skeptically the incumbent board's response to Starboard's efforts. In particular, there appear to be several instances in which the current directors have simply co-opted ideas put forward by Starboard, claiming them as management successes in a seeming attempt to preclude the election of any Dissident nominees. In our view, this positions the current board as reactive rather than proactive, raises material doubt that the AOL board would have undertaken several critical commitments in the absence of the current contest and undermines considerably the board's argument that Starboard's slate will "damage the Company." (Emphasis added)

On Whether the AOL Board Is Only Taking Actions Now to Try and Protect the Status Quo In The Face of a Contest and Would Not Have Taken Recent Actions Benefiting Shareholders Had it Not Been For Starboard's Involvement:

"When considered collectively, we are concerned the foregoing efforts portray an incumbent board more focused on taking those actions perceived as necessary to maintain the current management profile, rather than a membership that was at all likely to take comparable action in the absence of the Starboard contest."

On AOL's Continued Heavy Investment in Patch that Has "Significantly Outpaced Ad Sales":

Though Patch appears to be posting increasing year-over-year revenue, expenses have, to date, significantly outpaced ad sales, and AOL has offered very limited granularity on its success in capturing and retaining local and regional advertisers to adequately offset the fixed costs of establishing each Patch site. Within this framework, we note several other media holding companies, including Allbritton Communications, Washington Post Co., New York Times Co. and Guardian Media Group have pared back or eliminated their hyper-local news projects, in part due to a lack of sustainable advertising revenue (Felix Gillette. "AOL's Patch: Big Losses on Hyperlocal News" Bloomberg Businessweek. May 31, 2012).

On What Glass Lewis Believes the Real Impetus Was for AOL's Recent Patch Profitability Commitment:

"... we believe this framework does not speak directly to the fundamental impetus for the board's most recent Patch commitment. Put differently, we consider it highly unlikely the Q4 2013 backstop represented the culmination of two-plus years of ongoing shareholder engagement, the result of which happened to coincide with Starboard's purportedly unrelated critique of Patch's viability. To the contrary, when taken together with other recent changes noted above, it would seem considerably more likely that the board established a profitability goal to offset criticism surrounding a major portion of the Company's developing Display Business."

On AOL's About-Face Regarding the Return of the Patent Transaction Proceeds to Shareholders:

"Indeed, AOL had the opportunity in its April 9, 2012 press release to offer a more robust commitment in this regard, including insight into any contingencies that might otherwise prevent the Company from returning the full net value. Instead, the press release states only that "[AOL intends] to return a significant portion of the sale proceeds to shareholders and will determine the most efficient and effective method to do so prior to the closing of the transaction". Given this language and the timing of AOL's subsequent commitment relative to Starboard's proposal, we are skeptical that it was the board's original intention to return the full proceeds to shareholders."

On AOL's About-Face Regarding OIBDA Guidance and its Commitment to OIBDA Growth:

"This perspective is mirrored with reference to AOL's determination to provide fiscal year 2012 OIBDA guidance and a commitment to OIBDA growth in 2013, both of which stand, in our view, unmistakably opposed to AOL's April [2012] position that any forward operating commitments were implausible for "practical and legal reasons". It is worth noting that the Company has not portrayed these concepts as under consideration by the incumbent board prior to discussions with Starboard, leaving the strong impression that AOL's shifting position reflected not an independent review process by current management and the board, but, instead, ongoing pressures related to the Dissident solicitation."

On the Serious Concerns Regarding AOL's Peer Group Selection and the Structure of AOL's Compensation Program:

"A company's choice of a peer group can have a significant impact on the size and structure of compensation. Shareholders need to be satisfied that the peer group is appropriate and not cherry-picked for the purpose of justifying or inflating pay. In general, we believe a peer group should range from 0.5 to 2 times the market capitalization of the Company. In this case, Glass Lewis has identified 15 peers with more than twice the Company's market capitalization, which represents approximately 83.33% of the peer group, and 8 peers with more than twice the Company's revenue, which represents approximately 44.44% of the peer group."

"Overall, the Company has provided adequate disclosure with respect to its compensation policies and incentive plans. Nonetheless, we have significant concerns with the structure of the Company's compensation program." (Emphasis added)

Glass Lewis' Conclusion:

"...we find the Company's response to Starboard, including the presentation of several Dissident ideas as key contributions of the current management team, is a point of particular concern, and may be indicative of a retrenched board unprepared to substantially alter the status quo or consider alternative strategies in the absence of significant external pressure. Such a framework would seem to portend material consequences to the extent the board is unwilling to proactively change course in response to critical and impartial consideration of the sustainability of the Company's myriad content properties. Within this context, we believe the incumbent board would benefit from a fresh perspective derived from a process external to AOL's ongoing efforts to add two new board members, and, counter to recent claims by AOL, do not believe the addition of a Dissident nominee is likely to foment watershed destruction to the Company's current strategy or shareholder value."

Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value, stated, "Both Glass Lewis and ISS have now recommended for change to the AOL Board and for shareholders to vote on the GOLD proxy card. We greatly appreciate the strong support from Glass Lewis and from shareholders who have already voted for Starboard's nominees on the GOLD proxy card and urge all of our fellow shareholders to vote their GOLD proxy card today to elect all three of our director nominees.  Dennis Miller, Jim Warner, and I are firmly committed to working constructively with the Board of AOL to help achieve the greatest possible success for AOL."

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Media Contact:
Daniel Gagnier
Sard Verbinnen & Co.
(212) 687-8080
dgagnier@sardverb.com

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720
(877) 869-0171 (toll-free)